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                                                                    EXHIBIT 10.1

                    SETTLEMENT AGREEMENT AND GENERAL RELEASE


         THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (the "RELEASE") is made and entered into as of this 25th day of July, 2001, by and between Security Associates International, Inc., a Delaware corporation (the "Company"), and James S. Brannen ("BRANNEN").

         FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Termination of Employment. Effective the close of business on August 31, 2001, Brannen and the Company agree that (a) Brannen's employment with the Company will terminate and (b) Brannen will resign from his positions as an officer and director of the Company. Brannen further agrees that he will not hereafter seek reinstatement, recall or re-employment with the Company.

         2. Settlement Payment.

            (a) As a settlement payment, the Company shall pay Brannen (i) the sum of $225,000, in installments of $56,250 on each of September 1, 2001, December 1, 2001, March 1, 2002 and June 1, 2002; (ii) the sum of $200,000, in installments of $50,000 on each of September 1, 2002, December 1, 2002, March 1, 2003 and June 1, 2003; and (iii) the sum of $175,000, in installments of $43,750 on each of September 1, 2003, December 1, 2003, March 1, 2004 and June 1, 2004.

            (b) To the extent Brannen is subject to any lockups or other restrictions on the transfer of his shares of the Company's common stock (other than any restrictions imposed by law), the Company shall seek to remove such lockups and other restrictions as soon as practicable after this Release becomes effective in accordance with Paragraph 10(c) hereof.

            (c) The Company shall issue Brannen a nonstatutory stock option to purchase 150,000 shares of the Company's common stock in the form as attached hereto as Exhibit A, with an exercise price of $2.50 per share and an expiration date three years from the date of issuance.

            (d) The Company also shall pay Brannen the sum of $60,000, payable in a single sum on the date this Release become effective in accordance with Paragraph 10(c) hereof.

            (e) All payments made hereunder shall be considered "wages" subject to FICA, FUTA and income tax withholding. Twenty-five thousand dollars ($25,000) of the settlement payments hereunder shall be in consideration of the release of any claim under the Age Discrimination in Employment Act of 1967, as amended, and as described in Paragraph 3(a) hereof, and Brannen agrees that such consideration is in addition to anything of value to which he is already entitled. The remainder of the settlement payments, and the release described below in Paragraph 3(b), shall be in consideration of both the release of all other claims described below in Paragraph 3(a) and the Protective Agreement described in Paragraph 7.



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Brannen agrees that he has been paid the full amount of earned but unused vacation pay to which he is entitled and that he is not owed any amounts as reimbursement for expenses incurred during the course of his employment.

            (f) No other sums (contingent or otherwise) shall be paid to Brannen in respect of his employment by the Company, and any such sums (whether or not owed) are hereby expressly waived by Brannen. The foregoing notwithstanding, Brannen may elect to continue his health and dental insurance coverage, which shall continue until Brannen (i) attains the age of 65, or (ii) becomes eligible for coverage under another group health plan that does not impose preexisting condition limitations on Brannen's coverage, whichever is earlier. Such coverage shall be provided through the Company's group health plans under COBRA, and, if the Company is unable to extend COBRA continuation coverage until the earlier of
(i) or (ii) above, the Company shall pay the full cost of the premiums for the most comparable health and dental insurance coverage that Brannen may be able to purchase through the individual or group insurance market. In addition, Brannen shall be entitled to receive his account balance, if any, under the Company's
Section 401(k) Plan in accordance with the terms of such Plan.

         3. General Release.

            (a) As a material inducement to the Company to enter into this Release and in consideration of the payments to be made by the Company to Brannen in Paragraph 2 above and the release contained in Paragraph 3(b) below, Brannen, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges the Company, its shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the "COMPANY RELEASED PARTIES") from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matter and claims arising from any alleged violation by the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. ss. 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Illinois Wage Payment and Collection Act; the Illinois Human Rights Act, the Cook County Human Rights Ordinance, and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim (including, but not limited to, any claims arising under that certain Employment Agreement dated August 29, 1996 by and between the Company and Brannen, as amended on July 15, 1999 (the "EMPLOYMENT AGREEMENT")), or common law claim for wrongful discharge, breach of an implied covenant of


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good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company. Brannen further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Brannen hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois.

            (b) As a material inducement to Brannen to enter into this Release and in consideration of his releases and other items of value provided by him hereunder, the Company, with full understanding of the contents and legal effect of this Release, and having the right and opportunity to consult with its counsel, releases and discharges Brannen and his successors, heirs, executors, administrators, representatives and assigns (collectively, the "BRANNEN RELEASED PARTIES") from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that it ever had or now has or have, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all claims arising from any alleged violation by the Brannen Released Parties under any statute, law, ordinance, regulation, or contract, and any other statutory claim, employment or other contract claim or implied contract claim (including, but not limited to, claims arising under the Employment Agreement), or common law claim for defamation, or invasion of privacy, or arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of his employment with the Company. The Company further acknowledges that it is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Company hereby expressly waives, surrenders and agrees to forego any protection to which it otherwise would be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois.

         4. Covenant Not to Sue.

            (a) Brannen, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3(a) hereof, and further agrees that this Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, Brannen will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.



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            (b) The Company, for itself, its successors and it assigns, agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims released under Paragraph 3(b) hereof, and further agrees that this Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, the Company will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.

         5. Indemnification. Brannen will fully indemnify the Company and its shareholders, members, managers, officers, directors, employees and independent contractors against and will hold its shareholders, members, managers, officers, directors, employees and independent contractors harmless from any and all claims, costs, damages, demands, expenses (including without limitation attorneys' fees), judgments, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to any or all of this Release and the conduct of Brannen hereunder, including without limitation any material breach or failure to comply with any or all of the provisions of this Release.

         6. No Disparaging, Untrue Or Misleading Statements. From and after
July 25, 2001, Brannen represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to the Company or its products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Company's behalf). Brannen acknowledges that his continuing entitlement to payments under Paragraph 2 of the Release shall be conditioned upon his continuing compliance with Paragraphs 6, 7 and 10(a) of the Release and any violation of Paragraphs 6, 7 or 10(a) by Brannen shall terminate the Company's obligation to continue to make payments under Paragraph 2.

         7. Protective Agreement.

            (a) Brannen agrees that he will not, for any reason whatsoever, whether voluntarily or involuntarily, use for himself or disclose to any person any "CONFIDENTIAL INFORMATION" of the Company acquired by Brannen during his relationship with the Company. Confidential Information includes but is not limited to: (a) any financial, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, broker, supplier or other information of the Company; (b) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists or documents of the Company; (c) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and (d) any other information, written, oral or electronic, whether existing now or at some time in the future, which pertains to the Company's affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information does not include (i) information properly in the public domain, or (ii) information in Brannen's possession prior to the date of his original employment with the Company and its predecessors, except to the extent that such information is or has become a trade secret of the



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Company or is or otherwise has become the property of the Company. Brannen further acknowledges and agrees that he is estopped from and will not dispute in any proceeding the enforceability of this Paragraph 7.

            (b) Brannen agrees that, through August 31, 2004, he will not, directly or indirectly, except on behalf of the Company:

                (i) contact, solicit or direct any person or entity to contact or solicit, any of the Company's customers or prospective customers for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Company to its customers both during the term of his employment, and through August 31, 2004, or for the purpose of otherwise interfering with the business relationships between the Company and its customers or prospective customers; or

                (ii) solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person or entity, the services of any person who is a current employee of the Company (or was an employee of the Company during the year preceding such solicitation), nor solicit any of the Company's current employees (or any individual who was an employee of the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, nor agree to hire any current employee (or any individual who was an employee of the Company during the year preceding such hire) of the Company into employment with him or any other person or entity; or

                (iii) enter into any agreement with any of the Company's customers, prospective customers or suppliers to provide services or products that are the same as or similar to the services or products sold or made available by the Company; or

                (iv) become associated with any business, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, employee, agent or in any other capacity, involved in the marketing or providing of services or products then constituting ten percent (10%) or more of the current year's (or most recent completed year's) annual revenues of the Company.

            (c) Brannen acknowledges and agrees that the scope described above is necessary and reasonable in order to protect the Company in the conduct of its business and that, if he becomes employed by another employer, he will be required to disclose the existence of this Paragraph 7 to such employer and he consents to and the Company is given permission to disclose the existence of this Paragraph 7 to such employer.

            (d) For purposes of this Paragraph 7: (i) "CUSTOMER" is defined as any person or entity that purchased any type of product and/or service from the Company or is or was doing business with the Company or Brannen within the twelve (12) month period immediately preceding termination of Brannen's employment; (ii) "PROSPECTIVE CUSTOMER" is defined as any person or entity contacted or solicited by the Company or Brannen (whether directly or indirectly) or who contacted the Company or Brannen (whether directly or indirectly) within the twelve (12) month period immediately preceding termination of Brannen's employment for the purpose of having such persons or entities become a customer of the Company; and (iii) "SUPPLIER" is defined




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as any person or entity who is or was supplying products or services to the
Company within the twelve (12) month period immediately preceding termination of Brannen's employment.

            (e) It is agreed that breach of this Paragraph 7 will result in irreparable harm and continuing damages to the Company and its business and that the Company's remedy at law for any such breach or threatened breach, will be inadequate and, accordingly, in addition to such other remedies as may be available to the Company at law or in equity in such event, any court of competent jurisdiction may issue a temporary and permanent injunction, without the necessity of the Company posting bond and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of this Paragraph 7, including, but not limited to, any injunction restraining the breaching party from disclosing, in whole or part, any Confidential Information. Brannen will pay all of the Company's costs and expenses, including reasonable attorneys' and accountants' fees, incurred in successfully enforcing this Paragraph 7.

         8. Severability. If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

         9. Waiver. A waiver by the Company of a breach of any provision of this Release by Brannen shall not operate or be construed as a waiver or estoppel of any subsequent breach by Brannen. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

         10. Miscellaneous Provisions.

            (a) Brannen agrees that he will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this Release's terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family.

            (b) Brannen represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Release, has knowingly and voluntarily entered into this Release freely and without coercion, and acknowledges that on July 25, 2001, the Company advised him to consult with an attorney prior to executing this Release and further advised him that he had twenty-one (21) days (until August 15, 2001) within which to consider this Release. Brannen is voluntarily entering into this Release and neither the Company nor its



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agents, representatives, or attorneys made any representations concerning the terms or effects of this Release other than those contained in the Release itself.

            (c) Brannen acknowledges that he has seven (7) days from the date this Release is executed in which to revoke his acceptance of this Release, and this Release will not be effective or enforceable until such seven (7)-day period has expired.

         11. Complete Agreement. This Release sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to actual or potential claims arising from Brannen's employment with the Company or the termination of Brannen's employment with the Company.

         12. Reimbursement. If Brannen or his heirs, executors, administrators, successors or assigns (a) breaches Paragraphs 6, 7 or 10(a) of this Release, or
(b) attempts to challenge the enforceability of this Release, or (c) files a charge of discrimination, a lawsuit, or a claim of any kind for any matter released herein, Brannen or his heirs, executors, administrators, successors or assigns shall be obligated to tender back to the Company all payments made to him or them under this Release (except for $25,000, which represents the consideration received by Brannen in exchange for the release and waiver of rights or claims under the Age Discrimination in Employment Act of 1967, as amended), and to indemnify and hold harmless the Company from and against all liability, costs and expenses, including attorneys' fees, arising out of said breach, challenge or action by Brannen, his heirs, executors, administrators, successors or assigns.

         13. Future Cooperation. Brannen agrees that, during a period following the termination of his employment as agreed upon by Brannen and the Company (but in any event not to exceed twenty-six (26) weeks and not to exceed ten (10) hours in any one week), he shall reasonably cooperate with the Company to ensure an orderly transition of all projects and related business matters. In addition, in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Company, Brannen agrees to make himself available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters.

         14. Survivor Benefits. In the event of Brannen's death prior to June 1, 2004, the Company shall continue to pay the settlement payments as set forth in Paragraph 2(a) hereof to Brannen's surviving spouse, if his spouse survives him. If his spouse pre-deceases him, no further payments shall be made hereunder. In addition, in the event of Brannen's death prior to the date he (i) attains the age 65, or (ii) becomes eligible for coverage under another group health plan that does not impose preexisting condition limitations on his coverage, whichever is earlier, Brannen's surviving spouse shall be entitled to receive health and dental insurance benefits as set forth in Paragraph 2(f) hereof until such date as Brannen would have attained age 65.

         15. Amendment. This Release may not be altered, amended, or modified except in writing signed by both Brannen and the Company.



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         16. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

         17. Applicable Law. This Release shall be governed by, and construed in accordance with, the laws of the State of Illinois, and any court action commenced to enforce this Release shall have as its sole and exclusive venue the County of Cook, Illinois.

         18. Execution of Release. This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.

         PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

         IN WITNESS WHEREOF, Brannen and the Company have voluntarily signed this Settlement Agreement and General Release consisting of eight (8) pages on the date set forth above.

Security Associates International, Inc.                James S. Brannen

By:  /s/ Thomas J. Salvatore                           /s/ James S. Brannen
   -----------------------------------------           -------------------------
Its:  Chairman of Compensation Committee
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